EXHIBIT 99.1

For Immediate Release:

Steinway’s Q4 Sales Up 14%

EPS $0.91 vs. $0.13

WALTHAM, MA – March 5, 2008 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and twelve months ended December 31, 2007.

Revenues jumped 14% for the quarter, to $121.3 million, and overall gross margins improved 220 basis points from 30.4% to 32.6%.  Operating income more than doubled to $15.6 million from $6.3 million in the prior year period.

For the quarter, the Company posted Basic EPS of $0.91 compared to $0.13 in the prior year period.  For 2007, the Company generated Basic EPS of $1.81 compared to a Basic loss per share of $0.08 in the prior year.  Adjusted EPS was $1.82 compared to $0.77 in 2006.  Adjustments, which are comprised primarily of costs associated with a labor strike and a loss on the early extinguishment of debt, are detailed in the following financial tables.

Band Operations

Band revenues for the quarter surged 30% primarily as a result of improved availability of professional horns from the Company’s Elkhart, Indiana brass plant.  Unit shipments of woodwind and brass instruments climbed 13% as compared to the prior year period.  The improved sales mix also contributed to an increase in gross margins for the quarter, from 15.9% to 18.1%.

The continued improvement in sales of professional instruments in the second half of the year offset performance in earlier months, resulting in sales of $171.1 million for 2007, topping the prior year.  Gross margins also improved, from 18.6% to 20.0%, due to increased shipments of higher margin professional instruments.

Piano Operations

Worldwide piano sales for the quarter increased $4.8 million, or 7%.  Demand continued to be strong overseas where fourth quarter unit shipments of Steinway grand pianos rose 7% and unit shipments of mid-priced pianos increased 16% over the prior year period.  Domestically, Steinway grand unit shipments declined 4% primarily as a result of soft sales at Company-operated retail stores. Piano gross margins improved from 37.5% to 41.3% in the quarter due to a better mix of higher priced instruments.

Year-to-date piano sales were up 10% led by the exceptionally strong performance of the Company’s overseas business.  Piano gross margins rose from 35.4% to 37.9% primarily as a result of the larger proportion of sales from the Company’s higher margin overseas operations as compared to 2006.

Comments

Discussing fourth quarter results, CEO Dana Messina stated, “We are very pleased with our overall performance this quarter.  We saw significant increases in both sales and gross margins in both of our operating segments.”

Regarding piano operations, Messina said, “Our overseas piano operations had a very good quarter, posting a 19% increase in revenue.  This more than offset a 7% decline in domestic revenue.  For the quarter, worldwide unit shipments in the mid-priced segment decreased 10% in 2007 while unit shipments of Steinway grands increased modestly.”

Turning to band operations, Messina said, “This quarter, we achieved sales and gross margins in line with the fourth quarter of 2005, indicating that the impact of the ongoing strike at our brass plant in Elkhart is becoming less of a factor in our financial results.  More important, the feedback from our dealers on the quality of the product coming from our Elkhart brass facility is both gratifying and a source of great pride to our employees engaged in the production process.”

Discussing his outlook for 2008, Messina said, “With production of professional brass instruments back on track, we should have a healthy increase in band sales this year.  As we announced in December, we expect approximately $1.0 million of out-of-pocket expenses as we transition our Kenosha woodwind production to our Elkhart woodwind facility.  We expect to incur approximately $2.0 million in additional costs in 2008 as we wind down production in one plant and ramp up in the other.  Over the long term, this consolidation should help us gain efficiencies and improve profitability.  Looking at our piano business for 2008, the U.S. market is expected to be soft but we expect Europe and Asia to have a solid year.”

Conference Call

Management will be discussing the Company’s fourth quarter results and outlook for 2008 on a conference call today beginning at 5:00 p.m. ET.  A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent, or unusual items. The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance in that it eliminates the impact of items that are either out of operating management’s control or are otherwise unrelated to how well the Company is completing its manufacturing and operating responsibilities. In addition, the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.

The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements as it factors out non-cash expenses such as depreciation and amortization. The Company’s domestic credit agreement, which provides for borrowings up to $110.0 million and is a material credit agreement to the Company, contains a minimum Fixed Charge Coverage Ratio which is based on Adjusted EBITDA. A minimum ratio of 1.1 to 1.0 is required to be met if the Company has had less than $20.0 million of availability on its line of credit in the last thirty days. At the end of the most recent period the Company had remaining borrowing availability on the line of credit of $108.8 million (net of letters of credit) and therefore this covenant did not apply. Should this covenant apply and not be met, the Company could be required to make immediate repayment of its line of credit borrowings, if it were unable to obtain a waiver from the lenders.

There are limitations in the use of Adjusted EBITDA because the Company’s actual results do include the impact of the noted Adjustments. Accordingly, Adjusted EBITDA should be used as a supplement to the comparable GAAP measures and should not be construed as a substitute for income from operations or net income, or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com

  STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net sales	$121,332	$106,127	$406,314	$384,620
Cost of sales	81,742	73,906	282,828	277,213
Gross profit	39,590	32,221	123,486	107,407
	32.6%	30.4%	30.4%	27.9%

Operating expenses
Sales and marketing	13,057	12,395	48,393	45,586
Provision for doubtful accounts	930	4,416	2,442	9,150
General and administrative	9,493	8,730	35,005	33,062
Amortization	198	197	786	812
Other operating expenses	361	166	1,658	419
Total operating expenses	24,039	25,904	88,284	89,029

Income from operations	15,551	6,317	35,202	18,378
Interest expense, net	2,191	2,690	9,771	11,255
Other (income) expense, net	95	(329)	(59)	7,504
Income (loss) before income taxes	13,265	3,956	25,490	(381)
Provision for income taxes	5,446	2,889	10,080	287
Net income (loss)	$7,819	$1,067	$15,410	$(668)

Earnings (loss) per share - basic	$0.91	$0.13	$1.81	$(0.08)
Earnings (loss) per share - diluted	$0.90	$0.13	$1.78	$(0.08)
Weighted average common shares - basic	8,577	8,374	8,522	8,304
Weighted average common shares - diluted	8,673	8,516	8,647	8,304

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	12/31/2007	12/31/2006
Cash	$37,304	$30,409
Receivables, net	73,131	75,161
Inventories	152,451	154,623
Other current assets	22,843	22,485
Total current assets	285,729	282,678

Property, plant and equipment, net	94,150	95,598
Other assets	77,799	68,899
Total assets	$457,678	$447,175

Debt	$2,285	$4,595
Other current liabilities	64,701	61,453
Total current liabilities	66,986	66,048

Long-term debt	173,981	173,816
Other liabilities	52,932	49,310
Stockholders’ equity	163,779	158,001
Total liabilities and stockholders’ equity	$457,678	$447,175

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 12/31/07
	GAAP	Adjustments		Adjusted
Band sales	$45,434	$—		$45,434
Piano sales	75,898	—		75,898
Total sales	121,332	—		121,332

Band cost of sales	37,192	(39	)(1)	37,153
Piano cost of sales	44,550	—		44,550
Total cost of sales	81,742	(39)		81,703

Band gross profit	8,242	39		8,281
Piano gross profit	31,348	—		31,348
Total gross profit	39,590	39		39,629

Band GM %	18.1%			18.2%
Piano GM %	41.3%			41.3%
Total GM %	32.6%			32.7%

Operating expenses	24,039	(128	)(2)	23,911

Income from operations	15,551	167		15,718

Interest expense, net	2,191	—		2,191
Other (income) expense, net	95	—		95

Income before taxes	13,265	167		13,432

Income tax provision	5,446	66	(3)	5,512

Net income	$7,819	$101		$7,920

Earnings per share - basic	$0.91			$0.92
Earnings per share - diluted	$0.90			$0.91
Weighted average common shares - basic	8,577			8,577
Weighted average common shares - diluted	8,673			8,673

	Three Months Ended 12/31/06
	GAAP	Adjustments	Adjusted
Band sales	$35,028	$—	$35,028
Piano sales	71,099	—	71,099
Total sales	106,127	—	106,127

Band cost of sales	29,454	—	29,454
Piano cost of sales	44,452	—	44,452
Total cost of sales	73,906	—	73,906

Band gross profit	5,574	—	5,574
Piano gross profit	26,647	—	26,647
Total gross profit	32,221	—	32,221

Band GM %	15.9%		15.9%
Piano GM%	37.5%		37.5%
Total GM %	30.4%		30.4%

Operating expenses	25,904	—	25,904

Income from operations	6,317	—	6,317

Interest expense, net	2,690	—	2,690
Other (income) expense, net	(329)	—	(329)

Income before taxes	3,956	—	3,956

Income tax provision	2,889	—	2,889

Net income	$1,067	$—	$1,067

Earnings per share - basic	$0.13		$0.13
Earnings per share - diluted	$0.13		$0.13
Weighted average common shares - basic	8,374		8,374
Weighted average common shares - diluted	8,516		8,516

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects employee severance costs associated with a plant closure.

(2) Reflects asset impairment charges related to a plant closure.

(3) Reflects the tax effect of Adjustments.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Twelve Months Ended 12/31/07
	GAAP	Adjustments		Adjusted
Band sales	$171,124	$—		$171,124
Piano sales	235,190	—		235,190
Total sales	406,314	—		406,314

Band cost of sales	136,870	(39	)(1)	136,831
Piano cost of sales	145,958	—		145,958
Total cost of sales	282,828	(39)		282,789

Band gross profit	34,254	39		34,293
Piano gross profit	89,232	—		89,232
Total gross profit	123,486	39		123,525

Band GM %	20.0%			20.0%
Piano GM %	37.9%			37.9%
Total GM %	30.4%			30.4%

Operating expenses	88,284	(128	)(2)	88,156

Income from operations	35,202	167		35,369

Interest expense, net	9,771	—		9,771
Other (income) expense, net	(59)	—		(59)

Income before taxes	25,490	167		25,657

Income tax provision	10,080	66	(3)	10,146

Net income	$15,410	$101		$15,511

Earnings per share - basic	$1.81			$1.82
Earnings per share - diluted	$1.78			$1.79
Weighted average common shares - basic	8,522			8,522
Weighted average common shares - diluted	8,647			8,647

	Twelve Months Ended 12/31/06
	GAAP	Adjustments		Adjusted
Band sales	$170,426	$—		$170,426
Piano sales	214,194	—		214,194
Total sales	384,620	—		384,620

Band cost of sales	138,745	(2,155	)(4)	136,590
Piano cost of sales	138,468	—		138,468
Total cost of sales	277,213	(2,155)		275,058

Band gross profit	31,681	2,155		33,836
Piano gross profit	75,726	—		75,726
Total gross profit	107,407	2,155		109,562

Band GM %	18.6%			19.9%
Piano GM%	35.4%			35.4%
Total GM %	27.9%			28.5%

Operating expenses	89,029	—		89,029

Income from operations	18,378	2,155		20,533

Interest expense, net	11,255	—		11,255
Other (income) expense, net	7,504	(9,674	)(5)	(2,170)

(Loss) income before taxes	(381)	11,829		11,448

Income tax provision	287	4,732	(3)	5,019

Net (loss) income	$(668)	$7,097		$6,429

(Loss) earnings per share - basic	$(0.08)			$0.77
(Loss) earnings per share - diluted	$(0.08)			$0.76
Weighted average common shares - basic	8,304			8,304
Weighted average common shares - diluted	8,304			8,438

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects employee severance costs associated with a plant closure.

(2) Reflects asset impairment charges related to a plant closure.

(3) Reflects the tax effect of Adjustments.

(4) Reflects $130 charges relating to the step-up of inventory and $2,025 of unabsorbed overhead associated with a labor strike.

(5) Reflects loss on extinguishment of debt.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Cash flows from operating activities	$45,439	$27,845	$34,065	$29,220
Changes in operating assets and liabilities	(35,400)	(19,366)	(8,296)	(8,607)
Stock based compensation expense	(250)	(283)	(1,103)	(1,174)
Income taxes, net of deferred tax benefit	7,332	2,741	14,004	8,414
Net interest expense	2,191	2,690	9,771	11,255
Provision for doubtful accounts	(930)	(4,416)	(2,442)	(9,150)
Other	(160)	49	(133)	1,249
Non-recurring, infrequent or unusual cash charges	39	—	39	2,155
Adjusted EBITDA	$18,261	$9,260	$45,905	$33,362

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net income	$7,819	$1,067	$15,410	$(668)
Income taxes	5,446	2,889	10,080	287
Net interest expense	2,191	2,690	9,771	11,255
Depreciation	2,440	2,417	9,691	9,847
Amortization	198	197	786	812
Non-recurring, infrequent or unusual items	167	—	167	11,829
Adjusted EBITDA	$18,261	$9,260	$45,905	$33,362